Exhibit 99.2

Kohl’s Corporation Holds Annual Meeting of Shareholders

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—May 20, 2026—Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”) today held its 2026 Annual Meeting of Shareholders. Below are the preliminary results of shareholder voting on the four proposals presented at the meeting.

1.
Kohl’s shareholders elected all of the Company’s nominees—Wendy Arlin, Michael J. Bender, Yael Cosset, H. Charles Floyd, Robbin Mitchell, Jonas Prising, John E. Schlifske, and Adolfo Villagomez—to the Board of Directors, each for a one-year term or until their successors are duly elected and qualified. The directors received an average favorable vote of more than 97%.

2.
Kohl’s shareholders approved, on an advisory basis, the compensation of the Company’s Named Executive Officers for fiscal 2025, with over 94% of votes cast in favor of the proposal.

3.
Kohl's shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2027, with over 95% of votes cast in favor of the proposal.

4.
Kohl’s shareholders approved the Kohl’s Corporation 2024 Long-Term Compensation Plan, as amended and restated effective May 20, 2026, with over 95% of votes cast in favor of the proposal.

Final voting results, including the number of votes cast for or against and the number of abstentions and any broker non-votes, will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl's serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl's App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Trevor Novotny, (262) 703-1617, trevor.novotny@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com